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                                                        Exhibit 5.1




                                                        December 21, 1998


Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Ladies and Gentlemen:

     On or about December 21, 1998, Guidant Corporation, an Indiana Corporation (the "Corporation"), will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 22,500,000 shares of the Company's Common Stock, without par value, that may be issued or transferred by the Company upon the exercise of stock options or pursuant to performance awards or restricted stock grants, that may be granted to employees of the Company and its subsidiaries under the Guidant Corporation 1998 Stock Plan (the "Plan").

     With respect to the Company and shares of its Common Stock, it is my opinion that:

     A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

     B.   The 22,500,000 shares of Common Stock referred to above:

          (i)  are duly authorized;

          (ii) will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer:

               (a) pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options;

               (b) pursuant to fulfillment of all conditions required by the Plan for the issuance or transfer of such shares of Common Stock pursuant to performance awards; and

               (c) pursuant to restricted stock grants awarded in accordance with all of the conditions of the Plan subject, however, to termination of the grant and the requirement for re-transfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant.

     In arriving at the foregoing opinions, I or members of my staff have examined corporate records, plans, agreements and other documents of the Company. I am a member of the bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.

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     I consent to the filing of this opinion as an Exhibit to the Registration
Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.



                                         Sincerely,


                                         Guidant Corporation



                                            /s/ J. B. King







                                        ----------------------------------

                                         J. B. King
                                         Vice President and General Counsel

JBK:nsh

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